EX 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Revises 2010 and 2011 Shipment and Cost Guidance, Increases Anticipated 2011 Metallurgical Coal Shipments

ABINGDON, Va., January 14, 2011—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, today announced that 2010 Eastern metallurgical coal shipments were 11.9 million tons, Eastern steam coal shipments were 24.0 million tons, and Western steam coal shipments were 49.0 million tons.  Alpha’s cost of coal sales in the East for the full year 2010 is expected to range from $60.50 to $61.50 per ton, above the previous guidance range of $57.00 to $58.50 per ton.  Cost of coal sales in the West is expected to be between $8.50 and $8.60 per ton, near the low end of previous guidance range of $8.50 to $8.90.

“Our operating results in the East were impacted by several factors, including poor rail service, severe weather and delayed export shipments at the ports during the fourth quarter, as well as reduced shipments and resultant higher per ton costs from our Pittsburgh #8 mines primarily due to periodic sandstone intrusions encountered at our Emerald Mine,” said Kevin Crutchfield, Alpha’s chief executive officer.  “Looking forward to 2011, the recent flooding in Queensland, Australia has significantly strengthened the market for metallurgical coal.  In this environment, we anticipate that Alpha will be able to increase its 2011 metallurgical coal shipments to a range of 13.0 million tons to 14.5 million tons, compared to our previous guidance of 11.5 million tons to 13.5 million tons.  As a leading supplier and exporter of metallurgical coal in the United States, Alpha expects to benefit from the combination of a strong seaborne metallurgical coal market and increased metallurgical shipments.  Consequently, Alpha expects to deliver record financial results in 2011, following a record year in 2010.”

For the year 2010, Alpha currently expects average realizations per ton for Eastern and Western steam coal to be $67.07 and $10.95, respectively.  The average realization per ton for Eastern metallurgical coal is expected to be $113.89, including approximately 255,000 tons of Pittsburgh #8 coal shipped into the metallurgical market.

Additionally, Alpha is revising its 2011 guidance for shipments, average realizations and costs of coal sales per ton.  Guidance for Eastern metallurgical coal shipments has been increased to a range of 13.0 million tons to 14.5 million tons.  Guidance for Eastern steam shipments has been decreased to a range of 22.0 million tons to 25.0 million tons, and guidance for Western steam coal shipments remains unchanged at 48.0 million tons to 52.0 million tons.  Based on the 13.75 million ton midpoint of shipment guidance, 67% of Alpha’s anticipated 2011 metallurgical coal shipments had been committed and priced as of January 13, 2011 at an average per ton realization of approximately $142.03, including more than 600,000 tons of Pittsburgh #8 coal and approximately 600,000 tons of PCI coal.  As of the same date, 91% of the midpoint of Alpha’s 2011 Eastern steam coal shipment guidance had been committed and priced at an average per ton realization of $65.53, and Alpha’s Western steam coal remains fully committed and priced based on the midpoint of shipment guidance at an average per ton realization of $11.82. The cost of coal sales per ton in 2011 are expected to range from $62.00 to $66.00 in the East and $9.25 to $9.75 in the West.

Guidance
(in millions, except per-ton and percentage amounts)

	2010 Current Expectation	2010 Previous Guidance	2011 Current Expectation	2011 Previous Guidance
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$10.95	$10.88	$11.82	$11.82
Eastern Steam	$67.07	$66.34	$65.53	$65.54
Eastern Metallurgical	$113.89	$114.49	$142.03	$138.82
Coal Shipments3	84.9	82.0 – 87.5	83.0 – 91.5	82.5 – 91.5
West	49.0	47.0 – 50.0	48.0 – 52.0	48.0 – 52.0
Eastern Steam	24.0	23.5 – 25.0	22.0 – 25.0	23.0 – 26.0
Eastern Metallurgical	11.9	11.5 – 12.5	13.0 – 14.5	11.5 – 13.5
Committed and Priced (%)4	100%	100%	93%	85%
West	100%	100%	100%	100%
Eastern Steam	100%	100%	91%	86%
Eastern Metallurgical	100%	100%	67%	23%
Committed and Unpriced (%)5	0%	0%	5%	9%
West	0%	0%	0%	0%
Eastern Steam	0%	0%	1%	1%
Eastern Metallurgical	0%	0%	26%	60%
West – Cost of Coal Sales per Ton	$8.50 – $8.60	$8.50 – $8.90	$9.25 – $9.75	$9.25 – $9.75
East – Cost of Coal Sales per Ton	$60.50 – $61.50	$57.00 – $58.50	$62.00 – $66.00	$58.00 – $63.00

NOTES:
1.	Based on committed and priced coal shipments as of January 13, 2011.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2010 include 2.2 million tons of brokered coal, and Eastern shipments in 2011 include an estimated 3.0 to 4.0 million tons of brokered coal.
4.	As of January 13, 2011, compared to the midpoint of shipment guidance range.
5.
In 2011, committed and unpriced Eastern tons include approximately 3.6 million tons of metallurgical coal subject to market pricing and legacy contracts covering approximately 0.3 million tons of steam coal subject to average indexed pricing estimated at $78.15 per ton.

Fourth Quarter and Full Year 2010 Financial Results Availability
Alpha plans to report its fourth quarter and full year 2010 results before the market opens on February 9, followed by a conference call to review the results and current business conditions at 10:00 a.m. EST.  The conference call will be webcast live on the Internet and will be available for replay following the event on the company’s Web site at www.alphanr.com.  In addition, a telephonic replay will be available through February 23 by calling 877-660-6853 or 201-612-7415 and entering account number 328, then conference ID 365338.  Also, a podcast of the call will be available for downloading on the company’s Web site following the call.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Among U.S. producers Alpha is the leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,400 people and operates approximately 60 mines and 14 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:  worldwide market demand for coal, electricity and steel; global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate; decline in coal prices; our liquidity, results of operations and financial condition; regulatory and court decisions; competition in coal markets; changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation; changes in safety and health laws and regulations and the ability to comply with such changes; availability of skilled employees and other employee workforce factors, such as labor relations; the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;  potential instability and volatility in worldwide financial markets; future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof; inherent risks of coal mining beyond our control; disruption in coal supplies; the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves; our production capabilities and costs; our ability to successfully integrate operations that we may acquire or develop in the future; our plans and objectives for future operations and expansion or consolidation; the consummation of financing transactions, acquisitions or dispositions and the related effects on our business; our relationships with, and other conditions affecting, our customers; reductions or increases in customer coal inventories and the timing of those changes; changes in and renewal or acquisition of new long-term coal supply arrangements; railroad, barge, truck and other transportation availability, performance and costs; availability of mining and processing equipment and parts; disruptions in delivery or changes in pricing from third party vendors of goods and services which are  necessary for our operations, such as diesel fuel, steel products, explosives and tires; our assumptions concerning economically recoverable coal reserve estimates; our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest; changes in postretirement benefit obligations, pension obligations and federal black lung obligations; increased costs and obligations potentially arising from the recently enacted Patient Protection and Affordable Care Act; fair value of derivative instruments not accounted for as hedges that are being marked to market; indemnification of certain obligations not being met; continued funding of the road construction business, related costs, and profitability estimates; restrictive covenants in our secured credit facility and the indentures governing the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015; certain terms of the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity; weather conditions or catastrophic weather-related damage; and Other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.  These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com